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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT


         This Agreement is made as of December 15, 1997 by and between HOTEL DISCOVERY, INC., a Minnesota corporation (the "COMPANY"), and ANNE D. HUEMME (the "EXECUTIVE").

                               W I T N E S S E T H

         WHEREAS, the Company desires to employ Executive in accordance with the terms and conditions stated in this Agreement; and

         WHEREAS, Executive desires to accept that employment pursuant to the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

I.    EMPLOYMENT

         1.1 Employment as Chief Financial Officer and Vice President - Finance. The Company hereby employs Executive as Chief Financial Officer and Vice President - Finance and Executive accepts such employment pursuant to the terms of this Agreement. Executive shall report to and take direction from the Chief Operating Officer. The Executive will perform those duties which are usual and customary for a Chief Financial Officer and Vice President - Finance of a restaurant enterprise. Executive shall be employed at the Company's corporate offices. She shall perform her duties in a manner reasonably expected of a Chief Financial Officer and Vice President Finance of a restaurant company.

         1.2 Term. Employment shall be for an initial term of up to three years commencing on January 5, 1998 and continuing until the earlier of (i) January 5, 2001 or (ii) the date Executive's employment terminates pursuant to Article III hereof. This Agreement shall be automatically renewed for three (3) additional one (1) year terms unless the Board gives written notice of termination to Executive not less than ninety (90) days prior to expiration of the initial term or the renewal term then in progress, as applicable.

II.      COMPENSATION, BENEFITS AND PERQUISITEs

         2.1 Base Salary. The Company shall pay Executive an annualized base salary ("BASE SALARY") of $130,000 during the first year of this Agreement. The Base Salary shall be payable in equal installments in the time and manner that other employees of the Company are compensated. The Chief Operating Officer will review the Base Salary at least annually and may, in his or her sole discretion, increase it to reflect performance, appropriate industry guideline data or other factors.

         2.2 Bonus. Executive shall receive an annualized bonus ("BONUS") of up to 25% of her Base Salary payable quarterly on the first quarterly anniversary of the effective date of this


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Agreement and each quarter thereafter, the amount of such Bonus to be dependent upon Executive's satisfaction of certain quarterly objectives mutually agreed upon by Executive and the Chief Operating Officer. The Chief Operating Officer and Executive will review and, if mutually agreed, revise the criteria for the Bonus at least annually.

         2.3 Moving Expenses. Executive shall receive a one-time payment of $15,000 toward the expenses of selling her home in Georgia and shall also be reimbursed for the expense of moving her personal property to Minnesota. Pending the sale of Executive's home in Georgia, the Company will reimburse Executive, for up to six months, for the lesser of the mortgage payments for her home in Georgia and her new home in Minnesota.

         2.4 Airfare Reimbursement. Pending Executive's relocation to Minnesota, Executive will be reimbursed for the cost of up to six round-trip plane tickets from Atlanta to Minneapolis.

         2.5 Automobile Allowance. Executive shall receive an automobile allowance of $500 per month.

         2.6 Vacations. Executive shall be entitled to three weeks' paid vacation, or such greater amount of time as determined by the Board of Directors of the Company (the "BOARD").

         2.7 Employee Benefits. The Company agrees to pay 100% of the COBRA continuation premiums for health and dental insurance currently maintained by Executive and her family until the expiration of any waiting periods required for full participation by Executive and her family under the Company's plans and policies. Thereafter, Executive shall be entitled to the usual and customary benefits and perquisites which the Company generally provides to its other executives under its applicable plans and policies (including, without limitation, group health, group dental and group life coverage). Executive shall pay any contributions which are generally required of executives to receive any such benefits.

III.     TERMINATION OF EXECUTIVE'S EMPLOYMENT

         3.1 Termination of Employment. Executive's employment under this Agreement may be terminated by the Company or Executive at any time for any reason. The termination shall be effective as of the date specified by the party initiating the termination in a written notice delivered to the other party, which date shall not be earlier than the date such notice is delivered to the other party. This Agreement shall terminate in its entirety immediately upon the death of Executive. Except as expressly provided to the contrary in this section or applicable law, Executive's rights to pay and benefits shall cease on the date her employment under this Agreement terminates. If Executive's employment is terminated by the Company (i) for a reason other than for "cause" as defined in Section 3.2 below, or (ii) following a change of control of the Company (defined as the sale in one or more private transactions of fifty percent (50%) or more of the Company), she shall continue to receive her Base Salary for a period of six (6) months from the date of termination.

         3.2 Cause. For purposes of this Article III, "CAUSE" shall mean only the following: (i) commission of a felony; (ii) theft or embezzlement of Company property or commission of


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similar acts involving moral turpitude; (iii) alcohol or drug abuse which, in the judgment of the Board, has rendered Executive incapable of carrying out her duties hereunder; or (iv) any other failure by Executive to substantially perform her material duties under this Agreement (excluding nonperformance resulting from disability), which failure is not cured within 30 days after written notice from the Chairman of the Board specifying the act of nonperformance.

         3.3 Notice. Each party must provide the other with at least 30 days' written notice of termination of Executive's employment under this Agreement.

IV.      Confidentiality

         4.1 Prohibitions Against Use. Executive acknowledges and agrees that during the term of this Agreement she may have access to various trade secrets and confidential business information ("CONFIDENTIAL INFORMATION") of the Company. Executive agrees that she shall use such Confidential Information solely in connection with her obligations under this Agreement and shall maintain in strictest confidence and shall not disclose any such Confidential Information, directly or indirectly, or use such information in any other way during the term of this Agreement or for a period of two (2) years after the termination of this Agreement. Executive further agrees to take all reasonable steps necessary to preserve and protect the Confidential Information. The provisions of this Section 4.1 shall not apply to information known by Executive which (i) was in possession of Executive prior to receipt thereof from the Company, (ii) is or becomes generally available to the public other than as a result of a disclosure by Executive, or (iii) becomes available to Executive from a third party having the right to make such disclosure.

         4.2 Remedies. Executive acknowledges that the Company's remedy at law for any breach or threatened breach by Executive of Section 4.1 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Executive from violating those provisions, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.

V.       NON-COMPETITION

         5.1 Agreement Not to Compete. Executive agrees that, on or before the date which is one (1) year after the date Executive's employment under this Agreement terminates, she will not, unless she receives the prior approval of the Board, directly or indirectly engage in any of the following actions:

             (a) Own an interest in (except as provided below), manage, operate, join, control, lend money or render financial or other assistance to, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any entity whose primary business is entertainment-themed restaurants in the United States, such as, but not limited to, Rainforest Cafe, Plant Hollywood, Cheesecake Factory, Hard Rock Cafe, Dive!, and Dave & Busters. However, nothing in this subsection (a) shall preclude Executive from holding less than 1% of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under
         Section 13 or 15(d) of




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         the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System or traded in the over-the-counter market.

             (b) Intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the Company's relationship with any person who is employed by or otherwise engaged to perform services for the Company (including, but not limited to, any independent sales representatives or organizations), whether for Executive's own account or for the account of any other individual, partnership, firm, corporation or other business organization.

If the scope of the restrictions in this Section 5.1 are determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or rewritten (blue-lined) so as to be enforceable to the maximum extent permitted by law, and Executive hereby consents, to the extent she may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them.

VI.      MISCELLANEOUS

         6.1 Amendment. This Agreement may be amended only in writing, signed by both parties.

         6.2 Entire Agreement. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied, with regard thereto. This Agreement supersedes all prior agreements relating to the employment of Executive by the Company.

         6.3 Assignment. This Agreement shall be binding upon, and shall inure to the benefit of parties and their respective successors, assigns, heirs and personal representatives and any entity with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets.

         6.4 Notices. Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested. Any notice by mail shall be addressed as follows:

             If to the Company, to:    Hotel Discovery, Inc.
                                       7701 France Avenue South, Suite 217
                                       Edina, MN 55435
                                       Attention: President

             If to Executive, to:      Anne D. Huemme
                                       3140 Maple Lane
                                       Alpharetta, GA 30004


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or to such other addresses as either party may designate in writing to the other party from time to time.

         6.5 Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

         6.6 Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the parties hereto.

         6.7 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles.

         6.8 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement or the breach of any exhibits attached to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) shall have the authority to award the prevailing party its costs and reasonable attorney's fees which shall be paid by the non-prevailing party. In the event the parties hereto agree that it is necessary to litigate any dispute hereunder in a court, the non-prevailing party shall pay the prevailing party its costs and reasonable attorney's fees. Notwithstanding anything in this Section to the contrary, during the pendency of any dispute or controversy arising under or in connection with this Agreement or exhibits attached to this Agreement, the Company shall be entitled to seek an injunction or restraining order in a court of competent jurisdiction to enforce the provisions of Articles IV and V.

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

                                                     HOTEL DISCOVERY, INC.


                                                     /s/ Ronald K. Fuller
                                                     ---------------------------
                                                     By: Ronald K. Fuller
                                                     Its: President


                                                     /s/ Anne D. Huemme
                                                     ---------------------------
                                                     ANNE D. HUEMME




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